Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Arotech Corporation
Ann Arbor, Michigan

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-195141, 333-190808 and 333-153487) and Form S-8 (No. 333-222465, 333-160717, 333-146752, 333-124960, 333-86728, and 333-59902) of Arotech Corporation (Company) of our reports dated March 7, 2019, relating to the consolidated financial statements, and the effectiveness of Arotech Corporation’s internal control over financial reporting, which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company's restatement of the 2017 consolidated financial statements.

/s/ BDO USA, LLP

Grand Rapids, Michigan
March 7, 2019